Exhibit 10.1

Apple Polyphenol Project Cooperation Agreement

Party A: Xi’an App-Chem Bio (Tech) Co., Ltd.	Agreement No.: BONYS20250219-01
Party B: Shanghai Yunsheng International Trading Co., Ltd.	Place: Xi’an
Date: 2025.02.19

Xi’an App-Chem Bio(Tech) Co., Ltd. (NASDAQ: BON) is a supplier of natural health bioactive ingredients and health solutions. Party A specializes in the research, development, production, and sales of natural active ingredients, with a focus on the study and development of ingredients for personal health and care products. It is a globally leading supplier of apple polyphenol series products. Party A’s apple polyphenol series products are widely sold in China, Japan, South Korea, the United States, the European Union, and other countries and regions, known for their excellent quality and strong reputation.

Shanghai Yunsheng International Trading Co., Ltd. is a leading health product company in China, specializing in the development and market expansion of plant-based health products, natural protein health products, and related sectors. Party B possesses extensive experience in product development and channel distribution across sports and fitness, beauty, anti-aging product lines, and maintains a professional team with robust resources in new retail and e-commerce marketing domains.

Apple polyphenols are exceptional natural bioactive compounds with potent physiological activities, including weight management and lipid reduction, anti-aging effects, anti-inflammatory and anti-allergic properties, oral care benefits, as well as antimicrobial and antibacterial effects. These compounds demonstrate extensive applications in functional foods, personal care products, and related fields. As an outstanding natural active ingredient, apple polyphenols have exhibited explosive growth in market demand in recent years. Over the next 5-10 years, they are projected to surpass the $500 million threshold as a major natural bioactive ingredient in global markets.

Whereas, Party A and Party B have reached the following agreement regarding the collaboration on the Apple Polyphenol Project through amicable negotiations:

Party A shall supply Party B with apple polyphenol health product series, including three categories: apple polyphenol(70% active ingredients) for plant-based beverages; apple polyphenol plant-based protein powder beverage and apple polyphenol tablet candy.Party A shall exclusively handle product R&D and GMP manufacturing, while Party B assumes full responsibility for the sales and distribution of the products. The detailed terms and conditions are as follows:

I．Item，specifications,quantity and amount

Item	Specifications	Price	Quantity	Total amount (in CNY 10K)
Apple Polyphenol	70%	1200 yuan/kg	18,000 kg	21.6
Apple Polyphenol Plant Protein Solid Beverage	500g/box	215 yuan/box	2,650,000 boxes	56.975
Apple Polyphenol Tablet Candy	30 tablets/box	25 yuan/box	450,000 boxes	11.25
Total amount				89.825

II．Quality Standards

Product Specifications: Party A shall monitor and control the product-related indicators in accordance with applicable national standards to warrant that the product quality is compliant, and provide a Certification of Analysis (COA) for each shipment batch.

Quality Dispute Period: Any quality claims must be submitted within 2 months from the date of dispatch. Party A shall not be liable for any quality issues arising from: 1)improper storage by the buyer, or 2) contamination,excessive bacteria, or moisture caused during unpacking or handling by the buyer.

III. Term of Cooperation

The term of cooperation is 24 months from the date of the agreement signing.

IV. Delivery Method and Location

Under this Agreement, Party B shall issue staggered shipping instructions to Party A, and Party A warrants timely fulfillment of all shipments per the agreed schedule. Goods shall be delivered to the domestic city designated by Party B, excluding the warehouse entry fees.

V. Packaging

The standard packaging for e-commerce shipments typically utilizes conventional carton boxes. If Party B requires specialized packaging specifications, they should notify Party A in advance and assume responsibility for any additional expenses incurred thereby.Party A shall provide full cooperation in accommodating such special packaging requirements.

VI. Payment

The full advance payment must be wire transferred by Party B in advance of any shipment.Upon confirmation of payment clearance, Party A is required to effect dispatch of goods.

VII. Responsibilities and Obligations of Both Parties

1. Party B shall guarantee that all products purchased from Party A are marketed and sold in full compliance with relevant national laws and regulations.Under no circumstances shall Party B engage in any illegal promotion and sales.

2. Party B shall effect payments as scheduled in accordance with the agreement herein.Should any delivery delay arise from Party B’s (a) untimely remittance, (b) failure to furnish timely shipping instructions, or (c) other material breaches under this agreement, the delivery schedule shall be automatically extended commensurate with the duration of such delay, with Party A fully exempt from contractual liability for such extended period.

3. Party A shall deliver the goods on time as required by Party B, ensuring that the packaging meets all necessary standards for safe and efficient logistics transportation.Party A shall be responsible for procuring adequate transportation insurance.

4. Should any quality discrepancy where the goods fail to meet the specifications outlined in Annex COA or the Quality Requirements of this Contract, a re-inspection shall be conducted by a mutually agreed-upon third-party.A tolerance of ±1% shall apply to the re-inspection results:if the tested values fall within this range, the goods shall be deemed compliant. If the re-inspection confirms non-conformity with Annex COA/Quality Requirements, Party A shall bear all costs incurred therefrom.

5. Either party that terminates the agreement without justifiable reasons or fails to fulfill its obligations shall compensate the other party with a liquidated damages equivalent to 20% of the total agreement amount.

VIII. Violation Liability

Both parties shall strictly perform their respective obligations in under this agreement. In case of force majeure that causes the contract to be unable to be executed or causes a delay in execution, both parties shall conduct specific consultations to determine the solution.

IX. Miscellaneous

Both parties shall resolve them through friendly consultations and may enter into a separate agreement for stipulation. During the execution of the contract, if there is an irreconcilable commercial dispute, either party may file a lawsuit with the people’s court located in the place where Party A is located.

This agreement shall come into effect upon execution by both parties with signatures and seals. It shall be made in quadruplicate, with each party holding two copies, and all copies shall have the same legal effect.

Party A: Xi’an App-Chem Bio (Tech) Co., Ltd. Official Seal: Representative(signature): Date: Feb. 19th,2025	Party B: Shanghai Yunsheng International Trading Co., Ltd. Official Seal: Representative(signature): Date: Feb. 19th,2025